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                                                                                                      Exhibit 12


                                                          TXU ENERGY COMPANY LLC
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES





                                                                      Year Ended December 31,
                                                      ------------------------------------------------
                                                         2003        2002        2001(a)       2000
                                                         ----        ----        -------       ----
                                                                Millions of Dollars, Except Ratios
EARNINGS:
     Income from continuing operations before
        extraordinary loss and cumulative effect of
        changes in accounting principles              $  493        $ 319       $  577       $  568
     Add:  Total federal income taxes                    229          117          242          222
           Fixed charges (see detail below)              375          267          277          299
                                                      ------        -----       ------       ------
                  Total earnings                      $1,097        $ 703       $1,096       $1,089
                                                      ======        =====       ======       ======

FIXED CHARGES:
     Interest expense, excluding capitalized interest $  330        $ 221       $  236       $  261
     Rentals representative of the interest factor        45           46           41           38
                                                      ------        -----       ------       ------
         Total fixed charges                             375          267          277          299
                                                      ======        =====       ======       ======


RATIO OF EARNINGS TO FIXED CHARGES                      2.93         2.63         3.96         3.64
                                                        ====         ====         ====         ====
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(a) Reflects a reclassification of $149 million pretax ($97 million after-tax)
    of extraordinary loss on extinguishment of debt to Other Deductions and
    Income Tax Expense as a result of the implementation of SFAS No. 145.